Exhibit 99.2
On April 23, 2010, Horizon Lines, Inc. hosted a conference call to discuss financial results for the first quarter ended March 21, 2010. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

Operator	Good morning. My name is Thea, and I will be the conference operator today. At this time I would like to welcome everyone to the Horizon Lines first-quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ presentation there will be a question and answer period. (Operator Instructions). As a reminder, ladies and gentlemen, this conference is being recorded today, April 23, 2010.

I would now like to introduce Mr. Jim Storey, Director of Investor Relations for Horizon Lines. Mr. Storey, you may begin your conference.

Jim Storey	Good morning everyone, and welcome to Horizon Lines’ first-quarter 2010 conference call. Our speakers this morning are Chuck Raymond, Chairman, President and CEO; John Keenan, Senior Vice President and Chief Operating Officer; and Mike Avara, Senior Vice President and Chief Financial Officer. Also on hand today are Brian Taylor, Senior Vice President, International Services; and Catherine Walsh, our Vice President and Controller.

Before we get started, I want remind everyone that copies of our press release and slide presentation accompanying the conference call are available in the investor relations section of our website at HorizonLines.com. We will be referring to these slides during our remarks.

I also want remind everyone that management’s remarks this morning contain certain forward-looking statements and that actual results could differ materially from those projected today. These forward-looking statements speak as of today, and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the SEC, and we encourage you to review these detailed Safe Harbor and risk factor disclosures.

Please also note that where appropriate we will continue to refer to non-GAAP financial measures such as EBITDA to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in the appendix of the presentation and in our earnings release and accompanying materials.

Now let me turn the call over to Mr. Raymond.

Chuck Raymond	Thanks Jim, and good morning everyone.

Earlier this morning we reported first quarter financial results that were right in line with our expectations. Our numbers were encouraging for two key reasons. First, they demonstrated our ongoing ability to effectively manage costs in the face of continued economic challenges. And second, our results provided some evidence of early-stage economic recovery in select markets, although this came late in the quarter and wasn’t enough to impact our business significantly.

The quarter was a challenging one due to soft economies and ongoing rate pressures. Additionally, you probably know, fuel costs were high. Those costs were actually 85% above last year’s levels. And consumption was a little higher than normal because of harsh winter weather during the first quarter.

Our Jones Act market share held steady, and we continued to manage expenses very well. We achieved significant cost savings during the period both in overhead and from new service contracts at our terminals.

The encouraging signs are in volume performance, although revenue loads still declined a bit from last year. The 1.9% decrease represents the smallest shortfall since the recession began. It also marks the third consecutive quarter in which the pace of decline has decelerated. In fact our overall volume turned slightly positive in March, relative to a year ago, and this trend seems to be continuing.

Because of the nature of our business, our changes in demand are relatively stable and don’t tend to fluctuate to the degree of other transportation sectors — either up or down. But as we’ve said in the past, our operating leverage is significant, and we can generate good EBITDA growth on even modest volume expansion.

So to put the first quarter in perspective, our expectations for 2010 remain largely on track. Mike and John will share more details in a few minutes, but generally we are looking at a second quarter that could be a bit stronger than originally anticipated. This would largely be because of the firming volumes.

These trends also could positively impact the second half of our year. Of course we also have some uncertainties out there. Fuel obviously is one, as well as the ongoing rate pressures. Labor costs may be an uncertainty and we do not know how long it may take for Puerto Rico to realize the benefits of the impressive federal stimulus program.

Our business is largely a consumer-driven business and we serve three unique offshore markets that historically lag the US economic trends by three to six months or more. Should the broad US economy continue its expansion, we would expect to see follow-on growth in each of our markets.

So, our volumes are trending in the right direction. We are managing our costs very well and focusing on serving our customers. We are hopeful that the economic rebound will gain more traction in our markets as the year progresses.

Before turning the call over to John, I want a spend just a few minutes discussing our new Asia strategy. A few months ago we announced our decision to operate our own trans-Pacific liner service between Asia and the US West Coast. Our first sailing is scheduled for December, at the same time as our space charter agreement with Maersk comes to an end.

Operating our own service is a strong, well-considered strategy that will allow us to capitalize on growing customer demand for a niche service, at a time when volume and rate trends are actually firming.

We have assembled a team of talented professionals from both inside and outside the company to drive this strategy forward. And the team is doing just that. We are now in the final stages of confirming our ports of call in Asia, and our folks have been talking with over 100 potential customers.

The reception has been very positive, and it confirms our belief that we are in the right place at the right time to launch our own high-speed, service-oriented niche offering. We continue to gain confidence that customers, rates and volumes will support our new service as we move forward.

So with that, let me turn the call over to John Keenan.

John Keenan	Thank you Chuck, and good morning everyone. Let me start with a review of our trade lane economies.

As you know, we operate in three trade lanes, each with its own set of economic drivers, and therefore each in a somewhat different place when it comes to economic recovery.

As Chuck noted, our overall volume turned slightly positive in March, relative to year-ago levels. Volume increases in Hawaii and Alaska were partially offset by a continuing decline in Puerto Rico. But while Puerto Rico volume was down during each month of the quarter, the pace of the decline slowed significantly in March.

Now let’s look at each trade lane more closely, beginning with Alaska on slide eight.

Business conditions remained fairly flat in Alaska, but according to the annual Anchorage Business Confidence Index, business leaders are somewhat more optimistic than they were a year ago and expect economic growth to return in the second half of the year. Keep in mind that the Anchorage metropolitan area accounts for roughly half of the state’s entire population.

Overall the gross state product, which is linked heavily to oil prices, is expected to increase this year after falling in 2009, while construction spending is expected to decline in all sectors except the military, where spending continues at a healthy pace.

Retail store expansion remains muted, but Alaska is still an attractive target for major retailers because of its high comparable sales per square foot relative to the lower 48. We remain well aligned with the major, financially strong retailers that continue to expand in Alaska. In just the past month we supported a new store opening by Walmart in Kenai. Walmart is expected to continue adding and operating stores in the Anchorage area over the next year or two.

Turning to Hawaii and Guam on slide nine — the economic recovery is beginning to take hold. In fact, that’s the headline of a report published last month by the University of Hawaii Economic Research Organization. According to the report, visitor arrivals to Hawaii are expected to increase 2.9% this year. This will be the first increase in this important tourism indicator since 2006.

The employment picture also appears to be stabilizing. Personal income is holding fairly steady, and military spending is stable. On the other hand, construction isn’t expected to bottom out until later in the year, and the unemployment recovery is likely to be tempered by slow consumer spending and state and local government budget constraints resulting from the recession.

Looking at Guam, volumes in the first quarter were down slightly from a year ago. The military continues to spend on infrastructure projects, and this spending is expected to increase later in the year or early next year as construction directly related to the relocation of Marines from Okinawa gets underway.

We expect steady to modestly higher volumes for the remainder of the year in project-related and flat rack cargo.

Turning to slide 10. Puerto Rico’s recession is continuing in its fifth year. Since 2004 the total US container volume flowing into Porter Rico has contracted by some 18%, or by approximately 51,000 40-foot equivalent units.

Puerto Rico’s government appears to be making slow progress at reducing its budget deficit and restarting the economy. The plan is to use federal stimulus funding as a bridge to stimulate employment of laid-off government workers by the private sector. Among the challenges is a slower than expected pace at which federal stimulus funding is finding its way into the Commonwealth.

According to recovery.gov, the official US government website that tracks funding provided by the American Recovery and Reinvestment Act, approximately $2 billion in funds have been awarded to the island as of December 31, and just over $411 million have been received. Puerto Rico is expecting a lot more, but like the US, the jury is still out on how successful this federal stimulus program will be in generating job creation and positively impacting the economy.

While recovery has been slow for Puerto Rico’s economy, there are some hopeful signs. North American retailers continue to target the island as an attractive growth area. Just recently Chicago-based Walgreens, our long-time customer, announced plans to open 10 new stores on the island.

So, our trade lane economies are in various stages of the economic cycle. We expect the ultimate rebound in our business will be driven by employment gains, consumer confidence and spending. In the meantime, we remain focused on intense cost management and reliable customer service.

Rate pressures appear to be continuing relative to last year, but our market shares are also holding steady. We think the rate pressure is a symptom of the ongoing overall volume contraction resulting from the recession, which is only now beginning to show early signs of recovery in some of our markets.

Now let’s turn to slide 11 and take a closer look at volume.

The trends are encouraging. Our overall first-quarter volume decline of 1.9% from the prior year represents the smallest year-over-year volume decline since the first quarter of 2008.

As you can see on this chart, our volume decline bottomed out at a 9.8% year-over-year decline in the second quarter of 2009 and has improved in each subsequent quarter. This shows a positive trend in the improving rate of decline, and as a Jones Act carrier our volume fluctuations tend to be less severe going into recession and more muted coming-out, compared with other transportation sectors.

Another volume trend to look at is the sequential decline between last year’s fourth quarter and this year’s first quarter. Due to seasonality, our first-quarter volume is typically our lightest. But it’s interesting to note that this year’s decline of 6.3% between the fourth and the first quarters is the smallest for this period since 2006. Again, we think this is consistent with early-stage economic recovery in some of our markets.

Turning to slide 12, our revenue per container rose 5.7% due to higher fuel prices from the previous year. Our fuel prices averaged $467 per ton in the first quarter, an 85% increase over the first quarter of 2009. Excluding fuel prices, revenue per container slipped less than 1% from a year ago.

With most of our markets still struggling to regain their footing after the worst recession since the Great Depression, rate pressures continue across all markets, but they were more severe in Puerto Rico, where the local economy remains weak.

Slide 13 shows the vessel performance metrics that illustrate our focus on schedule integrity. Vessel on-time arrival in the first quarter was 71%, compared with 78% last year. Recall that we measure our vessels on-time arrival to the minute.

It was an unusually harsh winter for our vessels in the Pacific and Alaska, but our overall vessel availability remained near 99%. Our utilization inched up 1 percentage point to 60%.

During the quarter we experienced three vessel incidents. One was weather-related, involving a three-day storm on a voyage between the West Coast and Guam in which our ship sustained some damage and lost some cargo over the side. The other two mechanical incidents were isolated to the Alaska service, and we worked hard to minimize the impact to our customers.

While mechanical issues are to be expected from time to time in the normal course of business, what’s unusual here is that we had two incidents in quick succession. We quickly addressed these issues, and today our fleet continues to perform on schedule. For the month of April we are at 91% on-time performance.

Turning to slide 14, as we mentioned during the last quarterly conference call, we are making some strategic investments in ship modifications to better align our future service with customer needs. We completed the dry docking of the Horizon Anchorage during the quarter, which included modifications that will allow us to accommodate additional 45-foot containers and more efficiently serve our Alaska customers. It was the first of three D7s serving Alaska that will undergo the same modification over the next several months.

All in all we completed five dry dockings during the quarter. We are planning an additional five dry dockings this year, two each in the second and third quarters, and one in the fourth quarter, for a total annual cost of approximately $25 million.

Cost management initiatives remain a priority. We continue to focus on reduced fuel consumption and working with organized labor to improve cost efficiencies on our vessels and in our ports.

Now let me turn the call over to Mike Avara.

Mike Avara	John, thank you, and good morning everyone.

Before we get started with the financial review, I want to take a minute and remind you that we are no longer reporting logistics as a separate segment. As we mentioned on our previous call, this is due to the organizational realignment and shift in strategic initiatives involved in launching our new Asia liner service.

So starting on slide 16, our first quarter financial performance met our internal expectations. This was despite more than $2 million in costs from the three vessel incidents that John just mentioned.

During the January conference call, we advised that we anticipated an EBITDA shortfall in the first quarter relative to a year ago due to fuel prices, contractual labor increases, and a soft rate environment. And that’s exactly what happened.

However, we met this challenge by aggressively managing costs, and we achieved more than $2.5 million in overhead cost reductions during the first quarter.

So as a result, as we look out at the full year, our outlook remains consistent with our view back in January — somewhere in the range of 2009 results.

Our second quarter is off to a good start with volumes showing a slight improvement in April for the second consecutive month. We expect the second quarter could be stronger than initially planned, approaching or maybe even slightly outperforming adjusted EBITDA generated in 2009.

So moving to slide 17, I’ll walk you through the financials in a bit more detail. First-quarter operating revenue rose $13.7 million or 5% from the first quarter of 2009.

Slide 18 shows the $13.7 million revenue increase and the primary components that led to it. One component was higher fuel surcharges of $14.8 million, to partially mitigate a $215 per ton, or 85% increase in bunker fuel prices. Logistics and terminal services net revenue grew $3.8 million. These favorable factors were partially offset by the volume decline of 1189 loads, or 1.9%, causing a $4 million margin impact, and a decrease in rate net of fuel of less than 1%, with about a $1 million adverse impact.

So moving to slide 19, our adjusted total operating loss was $1.8 million, $6.2 million less than the adjusted operating income of $4.4 million that we generated back in 2009.

Adjusted EBITDA decreased $6.9 million to $12.3 million. On slide 20 you can see the major components of the $6.9 million adjusted EBITDA decline. This decline includes a fuel recovery deficit of $3.8 million. Again, we were dealing with fuel costs that were about twice as much as last year. We did a good job on recoveries, but that differential of course impacted us. The decline also includes a volume shortfall of $3.3 million. The three vessel incidents that we have referred to equaled $2.2 million.

These negative factors were partially offset by full quarter savings for three months in the 2010 quarter versus two months in 2009, and other G&A cost management efforts, which yielded in the aggregate $2.5 million. We also have savings from our new terminal services agreements that we announced back on March 1, yielding about $2.1 million.

So turning to slide 21, our first quarter adjusted net loss did widen to $12 million from $4.7 million a year ago. The $7.3 million higher net loss resulted primarily from the decline in operating income and adjusted EBITDA I just discussed.

Interest expense rose about $850,000, reflecting the 1.5% increase in our bank debt under our amended credit facility back in June of 2009.

Adjusted loss per share totaled $0.39 compared with a $0.15 loss last year, of course reflecting this higher loss of $7.3 million and a small increase of about 97,000 shares in our weighted average count outstanding.

Page 22 provides first quarter 2010 free cash flow, which although down from 2009 was slightly ahead of our internal projections. Recall that we do historically consume cash in the first quarter with vessel lease payments on our Alaska vessels and seasonal working capital needs. The decrease of $14.6 million was driven by the timing of dry docking payments of $6.6 million in addition to the adjusted EBITDA.

So turning to slide 23, you can see that at the end of the first quarter we continued to operate with adequate liquidity. We are in compliance with our two credit facility financial covenants, and nearly 76% of our funded debt is fixed through maturity in 2012. We enjoyed a very low weighted average interest rate, and our debt matures in 2012. Although I will tell you that we’ve already commenced planning for a refinancing of this debt structure.

In addition, we ended the quarter with $21 million less in funded debt than a year ago, and our debt balances were $10 million lower than expected at the end of the first quarter, as we employed better free cash flow to pay down a little bit more debt than we thought we would be able to do.

So in summary, on slide 24, we achieved financial results for the first quarter that were in line with our expectations, in a difficult environment and despite $2.2 million of costs for the three vessel incidents.

Looking ahead, our projection for the full year remains consistent with the outlook that we provided you back in January. However, recall our operating leverage is considerable, and even the small uptick in volume will help us tremendously with EBITDA growth. And we are hopeful that the significant first-quarter volume and earnings improvements in the rail sector, which as you know, typically serve as the leading indicator, bode well for a recovery that will benefit our more consumer-driven demand as 2010 progresses.

So with that, I’ll now turn the call over to the operator for our Q&A session.

George Pickral	John, maybe we could start with you or Chuck, I guess. You said volumes were up in March, which is obviously good. You said they were up slightly. Can you maybe clarify what slightly means? And then on top of that, how much is April tracking up right now?

John Keenan	Let me do a little bit of comparison. We normally don’t break things out by trade lane, but what was unusual, the Puerto Rico volumes in February were significantly below what we had anticipated. And we saw a nice uptick in March, so I would say the Puerto Rico volumes were the ones that really bottomed out and impacted us in March.

Hawaii and Guam has improved nicely. It’s up a couple of percentage points in March, and we’re seeing the same in April.

And pretty much the same in Alaska. We had a very, very weak January. As you know, we’re seasonal. The first quarter is usually our lowest volume quarter, but January was below by as much as 5% to 6%. Nonetheless, we have seen all of our markets come back and become positive in March and see that trend improving in April.

George Pickral	Yes, I was talking overall. So when you say modestly, we are talking a couple of percent.

John Keenan	That’s correct.

George Pickral	Okay, great. And Mike, let me shift over to you for a minute and talk about your operating expenses. I’m sorry if I missed this, but can you maybe go through and talk about the $23 million year-over-year increase in expenses, where that came from? And also you had a sequential increase in costs for the first time I think in about six years. Can you maybe break down what exactly caused that?

Mike Avara	Sure. I’ll be happy to handle that. Really in terms of the first quarter versus last year, it was really fuel. Everything else was pretty much in line.

You are correct that sequentially if you look from the fourth quarter of 2009 to the first quarter of 2010, we were higher, and I think that’s the first time probably since 2004 or 2005.

There are a number of factors. Fuel expense was about $5 million higher in that sequential fourth quarter to first quarter. Our vessel expense was about $3 million higher. Part of it was the cost of the vessel incidents that we referred to a short while ago. We also had some savings obviously on marine operating and inland transportation, from lower volumes, and we did benefit significantly, as you might recall, from our fourth-quarter initiatives. And although we carried those into the first quarter and the rest of the year, they are not at quite the magnitude as they were in the fourth quarter.

George Pickral	Okay. Thank you for that. And so can you help me think about this going forward? Again, I know it’s probably hard to say anything — compare anything seasonally because this is a completely different cycle than we have ever seen. But historically — or for the past couple of years, your expenses from Q1 to Q2 have been up about 6%. Before that it was about 2%, when fuel wasn’t as much of a factor. So I guess the question is, how should we think about that this time around? Are we thinking the recent trend of plus 6% to 7% sequentially is the right type of increase? Or do you think it could be less than that?

Mike Avara	Well, we think with fuel in the high 400’s, fuel will probably not be a big difference for us from the first quarter to the second quarter. It really will be driven more by the improvement in volume that we are seeing in March and April and that we hope to sustain through the rest of the second quarter.

George Pickral	Last question, and then I’ll turn it over. I know you’re not breaking it out anymore, but can you say how much logistics lost in the quarter? And do you still think it could possibly be on a breakeven run rate by the end of the year?

Mike Avara	We had some improvement in revenue again on logistics, but we are not tracking that as a separate segment. So I really don’t have those numbers here with me. But there was some improvement on the revenue side as they have seen some continued growth.

George Pickral	So if you had to characterize it just generally, similar losses to the third and fourth quarter?

Mike Avara	Pretty similar.

George Pickral	Okay. Great. Thanks for the time, guys.

Chaz Jones	I’ve got Mike on with me as well. Mike, you made the comment looking at the second quarter, and it sounds like you guys maybe are a little bit more optimistic than at the end of last year. I think you said you thought EBITDA could be flat to maybe slightly up year-over-year. That would seem to be consistent with getting back in the black on earnings. And you can correct me if I’m wrong, but is that EBITDA assumption based more on volume getting better? Or would that have to see some pricing improvement as well?

Mike Avara	It’s primarily volume at this point that we are looking at.

Chaz Jones	And again, getting back to flat to slightly up EBITDA would kind of insinuate that your earnings would be back in the black?

Mike Avara	Yes. For the second quarter we certainly expect to be back into positive territory and fairly comfortably so.

Chaz Jones	Then can you quantify the expense related to the three vessel incidents in the quarter and where that kind of played out on the operating expense, Mike?

Mike Avara	I’m going to have John handle that one.

John Keenan	Let me take that. I think there was a direct impact from the three vessels of approximately $2.2 million. And then there was also a significant secondary impact, which was fuel expense, keeping the network and maintaining the network on schedule and vessel replacement. So there were two impacts to the organization.

Chaz Jones	So the $2.2 million which, I’m doing back of the envelope math, was roughly $0.07 to earnings. Again, you’re going to have those types of things from time to time, but it probably won’t be recurring in the second quarter?

John Keenan	No, absolutely not. It was the first time in my history that I recall we had two successive incidents like that in the same quarter. And as I mentioned, right now the ships are right back at 91%, so we are back on track and the weather is behind us. I could never say we will never have another mechanical issue, but that was an extraordinary circumstance. So we can put that behind us.

Chaz Jones	Sure. I’m going to ask one more, and I’ll let Mike get on as well.

I was curious, could you guys give us any type of update on the Tampa initiative and whether that’s kind of meeting your prior EBITDA expectations? And could you maybe remind us what those EBITDA expectations were?

John Keenan	When we initiated the Tampa call, remember that was an offspring of our short sea shipping initiative. We canvassed the market, and we had quite a few accounts that had a high level of interest in that sailing. So there’s no incremental expense really, it’s minimal for us to call Tampa because it’s a go-by on our way from Houston back down to Puerto Rico.

But, what we have been doing is we have been calling as necessary when the volumes warrant, and the total impact I think we forecasted at the time was a contribution of upwards of $1 million of EBITDA. And we are not necessarily seeing that because some weeks we do the call and other weeks we bypass, based on the volume. But we are generating some incremental volumes from that market. The difference is, we are not having a vessel call, and we may truck the freight over to Jacksonville.

Chaz Jones	Okay. Mike, do you want to ask something?

Mike Cotogno	Yes, I’ve got a few, and I guess two on pricing for John, if that’s okay.

Just a quick clarification first. You guys continue to talk about rate pressure in all of your trade lanes, but I noticed that the fuel neutral blended rates have increased sequentially for the past two quarters. Is that just a mix issue?

John Keenan	I’m not sure I understand your question.

Mike Cotogno	Well, as I look at it 3Q to 4Q and then 4Q to 1Q, fuel neutral rate per container has actually increased sequentially each quarter. And that would kind of indicate that potentially rates are getting a little bit better, but as I said, you guys continue to say that you are seeing rate pressure in all of your trade lanes. Is that just a mix issue?

John Keenan	I think yes, it’s a mix issue. And part of it, recall, is seasonality. You’re looking at just the first-quarter numbers.

Mike Cotogno	Right. Right. Okay. I guess kind of staying on that pricing issue, as we look at rates here for the coming quarters, kind of intuitively we would expect that vessel utilization would have to improve before we saw rate improvement as well. But you guys do operate in a duopoly/oligopoly market. How should we be thinking about that going forward? Do we need to see utilization increase before pricing really gains traction?

John Keenan	Let me take that. If you look at the three markets, I would tell you that one market where we are seeing a disproportionate rate impact is in Puerto Rico. I think when you look at the historical rate perspective you can look at Alaska and Hawaii/Guam being fairly consistent to how it’s been in the past.

Mike Cotogno	Okay. And then I guess lastly, Mike, we’ve asked you this in the past, and I’m guessing you may not be able to answer it this time. But on the DOJ, do you anticipate being able to get to a point where you guys can actually take some reserves on that, on the books? Or is the expectation still to just kind of wait for the DOJ to kind of come back with a number before really getting some color on that?

Mike Avara	Well, we are actively involved in trying to bring that issue to resolution and continue to push that very hard. We are not at a point in terms of any fine assessment where any of the FAS 5 disclosure or accrual tracking points have been met at this point in time. We continue to work that. But no estimates or anything like that.

Mike Cotogno	Gotcha. Chaz, that’s all I had. I didn’t know if you had anything else.

Chaz Jones	Yes. I had two other quick ones. Any update on the Puerto Rico settlement? And then the final question was, it looked like SG&A continues to trend down, that was probably some strong cost containment there. Is that a number that can stay in the low 20’s as volumes start to pick up?

Chuck Raymond	Let me take the Puerto Rico settlement. As you know, we agreed to pay $20 million for distribution to the eligible class members. $5 million of that has already been paid into escrow. We would pay an additional $5 million within I think it’s 90 days after the preliminary approval. The judge is convening on that again within a couple of weeks, and I think we all read publicly that one other carrier in the trade has joined in the settlement. I would expect there will be other activity on that during the month of May. So I think the conclusion of that is coming along. It shouldn’t be out there a whole lot more time. We are making some progress, and I think the judge in Puerto Rico wants to get this behind him.

Mike Avara	I’m going to take your second question. Yes, the SG&A savings that you have seen over the past few quarters are sustainable. They are the result of initiatives that we embarked on really going all the way back to 2008.

And we’re being very, very careful not to let those costs creep back in. We have not increased headcount. Even with the startup of our new international service, we are using headcount employed in the logistics business with a couple very targeted, very critical key additions to Brian’s international team to staff that new startup. So we are constraining everything we can on the SG&A line, headcount and other associated costs. And it is sustainable.

Chaz Jones	That’s all we had, guys. Good to hear volumes are turning for you.

George Pickral	John, one quick follow-up on one of Mike’s last questions. If pricing in Puerto Rico is so bad, at what point do we get to the situation where you take a vessel out of that service to decrease capacity and increase utilization?

John Keenan	Good question. As you know, we look at that on a monthly basis. If there was a vessel we chose to take out, it would most probably be the Gulf, when we look at the utilization there. That’s our lowest utilization of the four vessels that operate in that service.

I would tell you that if there was one that came out, that would probably be the first vessel we would look at. But we are looking at that on a monthly basis.

George Pickral	Great, thank you. That’s all I got.

Operator	At this time I would like to turn the conference back over to Mr. Chuck Raymond for any closing remarks.

Chuck Raymond	Okay, Thea, thank you very much. Thank you everyone for joining us today.

Before we wrap this up, let me just try to summarize a couple things that came out in the call that I’d like to reinforce.

First, remember that we operate in mature, stable markets. Each of these has their own economic drivers, as John Keenan pointed out. We are the only Jones Act carrier serving all three of these markets. And as a result, we think that the platform provides less business volatility than we often witness in other transportation plays. We also see a distinct growth opportunity beyond the Jones Act by serving as a niche carrier in the transpacific, and our plans on that are moving ahead very nicely.

Second, when you’re looking at our Jones Act business, recall that we carry cargo that’s really vital to the basic needs of the population. The customers that we have are diverse, large, well-known, and strong brands, and agencies of the US government. We have been serving these businesses and customers in some cases for more than 50 years as their crucial supply chain link. And we remain committed to serving them as a preferred carrier for many years to come.

Finally, going back to how this year looks, we began the year with a conservative view of business recovery in our markets. I think that was very appropriate. We were correct in doing so, and we are right on our plan. We do see some firming in the volumes and in our markets. I believe you’ll see a good second quarter, on the level of last year’s second quarter, if not perhaps a bit stronger. However, we are not going to rely just on volume. As John said, we remain focused on costs, and we expect to describe some additional successes next time we speak.

All of this should translate into a full year financial performance for our company that is very much in line with last year’s results.

And we thank you for your time, and we will talk to you again next quarter.

Operator	Ladies and gentlemen, thank you for participating in today’s conference call. You may now disconnect.